Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Cyalume Technologies Holdings, Inc. in the Post-Effective Amendment No. 1 of Form S-3 (No. 333-127644), of our report dated March 27, 2009, relating to the consolidated financial statements of Cyalume Technologies Holdings, Inc. as of December 31, 2008 and for the year then ended and of our report dated March 27, 2009 relating to the consolidated financial statements of Cyalume Technologies, Inc. and Subsidiary as of December 31, 2007 and for the period January 1, 2008 to December 19, 2008 and the year ended December 31, 2007 appearing in the Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2008.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CCR LLP
Glastonbury, Connecticut
April 16, 2009

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